                                                                    EXHIBIT 99.3


                  Consent to Being Named as a Future Director

     The undersigned hereby consents to being named as a future director of FTP Software, Inc. (the "Registrant") on the cover page and under the captions "The Merger and Related Transactions -- General," " -- Interests of Certain Persons in the Merger -- Election to FTP Board of Directors" and "Management of FTP -- Executive Officers and Directors" in the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed by the Registrant with
the Securities and Exchange Commission on June   , 1996.



/s/John A. Kimberley
John A. Kimberley

June 17, 1996